JETBLUE AIRWAYS CORPORATION SEVERANCE PLAN
ARTICLE I – INTRODUCTION

JetBlue Airways Corporation (the “Company” or “JetBlue”) hereby establishes the JetBlue Airways Corporation Severance Plan (the “Plan”) to provide severance benefits to certain employees of the Company and any Participating Corporations under the terms and conditions set forth in the Plan. The Plan replaces and supersedes any and all severance plans, policies and/or practices of the Company and any Participating Corporations; provided, however, that the Plan does not supersede or replace JetBlue’s Executive Change in Control Severance Plan or Crewmember Change in Control Severance Plan or the terms respectively therein; provided further, however, that, notwithstanding any other provision of the Plan to the contrary, any Employee who receives any payments or benefits under either JetBlue’s Executive Change in Control Severance Plan or Crewmember Change in Control Severance Plan shall not receive any payments or benefits under the Plan. The Plan is intended to constitute an “employee welfare benefit plan” under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

ARTICLE II - DEFINITIONS AND INTERPRETATIONS

The following definitions and interpretations of certain terms apply to the Plan.

1.Accrued Obligations. (a) Any base salary payable to a Participant by the Company or another Participating Corporation, accrued but unpaid up to and including the date of the Participant’s Termination of Employment and (b) any employee benefits to which a Participant is entitled upon his or her Termination of Employment in accordance with the terms and conditions of the applicable employee benefit plans of the Company or another Participating Corporation.

2.Average Annual Bonus. The average of the two most recently earned regular full-year annual bonus amounts paid to the Participant in connection with JetBlue’s annual performance management process (excluding the amount of any special, spot or pro-rated bonuses) prior to the Participant’s Termination of Employment; provided, however, that (i) if the Participant was not eligible to receive at least one full-year annual bonus, then his or her Average Annual Bonus shall equal the following percentage of the Participant’s base salary (based on his or her position as of the Termination Date): 75% if the Participant has the rank of President or higher; 60% if the Participant has the rank of Executive Vice President; 40%, if the Participant has the rank of Senior Vice President; 30%, if the Participant has the rank of Vice President; and 20%, if the Participant has the rank of Director, and (ii) if the Company has previously paid the Participant only one full-year annual bonus, then the Participant’s Average Annual Bonus shall equal the average of such paid full-year annual bonus and the percentage of base salary set forth in this Article II.2(i). The percentages set forth in this Article II.2 may be modified from time to time as determined by the Compensation Committee in its discretion.

3.Cause. Shall mean a Participant’s (a) conviction of, or plea of no contest to, a felony or other crime involving moral turpitude or dishonesty; (b) participation in a fraud or willful act of dishonesty against the Company or a subsidiary of the Company that adversely affects the Company or any such subsidiary in a material way; (c) willful breach of the Company’s policies that affects the Company in a material way; (d) causing intentional damage to the Company’s property or business; (e) conduct that constitutes gross insubordination; (f) habitual neglect of his or her duties with the Company or a subsidiary of the Company. The determination of whether a Termination of Employment is for Cause shall be made by the Plan Administrator, in its sole and absolute discretion, and such determination shall be conclusive and binding on the affected Participant.

4.Code. The Internal Revenue Code of 1986, as amended.

5.Crewmember means employee of any Participating Corporation.

6.Death shall be evidenced by a death certificate issued by a federal, state or local authority.

7.Disability shall have the meaning provided in the Company’s general long term disability plan then in effect for full-time crewmembers, as may be amended from time to time.

8.Effective Date is the date on which the Separation Agreement becomes irrevocable by its terms (by the Participant’s timely execution and not revoking within in the applicable statutory revocation period).

9.Employee means any salaried full-time Crewmember with the title (employee subgroup) of Chief Executive Officer, President, Executive Vice President, Senior Vice President, Vice President or Director.

10.Good Reason. The occurrence of any one of the following conditions with respect to a Participant without the Participant’s prior written consent: (a) a material diminution in the Participant’s base salary; or (b) a material change in geographic location at which the Participant must perform services on behalf of the Company or its subsidiary (for this purpose, a change in any such location will be considered material only if it increases the Participant’s current one-way commute by more than fifty (50) miles); in each case of clause (a) or (b), only if: (i) the Participant provides written notice to the Company of the existence of the applicable condition described in such clause within 90 days of the initial existence of the condition, (ii) the Company fails to remedy the condition within 60 days after the Company receives such written notice, and (iii) within the 30 day period immediately following the lapse of such 60 day period, the Participant elects to Terminate his or her Employment.

11.Participant. An Employee who meets the requirements for eligibility under the Plan, as set forth in the Article III of the Plan. An individual shall cease being a Participant once all severance payable to such individual under the Plan has been completed (or if earlier upon the

Death of the Participant) and no person shall have any further rights under the Plan with respect to such former Participant.

12.Participating Corporation shall mean the Company and any affiliate(s) or subsidiaries of the Company as may be authorized from time to time by the Board to extend the benefits of the Plan to their Employees. All Participating Corporation(s) in the Plan are (or will be) listed in attached Schedule A. To the extent Participating Corporations other than JetBlue are included on Schedule A, any plan amendments necessary to clarify practices for such corporate affiliate(s) or subsidiaries shall be appended hereto and specifically approved by the Plan Administrator.

13.Plan Administrator. The Company or such other person or committee appointed from time to time by the chief People officer to administer the Plan. Until a successor is appointed by the chief People officer, the Plan Administrator shall be Vice President Crew Relations. No decision by the Plan Administrator shall have precedential or binding effect with regard to any subsequent decision under this Plan or in any other situation.

14.Plan Appeals Committee. The committee appointed from time to time by the Company to determine appeals of decisions of the Plan Administrator with respect to Plan benefits. Until successors are appointed by the Company, the members of the Plan Appeals Committee shall be Vice President Compensation and Benefits, Vice President Litigation and Director, Corporate Counsel (Securities, Corporate Governance and Compliance). No decision by the Plan Appeals Committee shall have precedential or binding effect with regard to any subsequent decision under this Plan or in any other situation.

15.Severance Event. The occurrence of any of the following with respect to a Participant:

i.	Termination of Employment of the Participant by the Company or any of its subsidiaries other than for Cause; or

ii.	Termination of Employment by the Participant for Good Reason.

The Company intends that any such Termination of Employment qualify as an involuntary separation from service within the meaning of Treasury Regulation Section 1.409A-l(n)(2) to the extent necessary to avoid triggering any additional tax or penalty under Code Section 409A, and Severance Event shall be interpreted and construed consistent with such intention.

Notwithstanding any provision of the Plan to the contrary, the following events shall not constitute a Severance Event:

(a)	Termination of Employment by the Company or any of its subsidiaries for Cause;

(b)	Voluntary Termination of Employment by a Participant without Good Reason;

(c)	Termination of Employment due to a Participant’s retirement in accordance with Company policy, and not due to Good Reason;

(d)	Termination of Employment due to Death or Disability of a Participant;

(e)	a Participant fails to return to active employment with the Company or its subsidiary after a cessation of active employment due to Disability or a leave of absence;

(f)
a Participant is offered, but refuses, employment with the Company or its subsidiary in a position that provides the Participant with substantially equivalent base pay and job responsibilities, as determined by the Plan Administrator, in its sole and absolute discretion, except to the extent such employment would constitute Good Reason;

(g)
the sale of all or part of the business assets of the Company or any subsidiary of the Company or the division or business unit that employs the Participant if the Participant is offered employment by the acquirer of such assets with substantially equivalent base pay and job responsibilities, as determined by the Plan Administrator, in its sole and absolute discretion, except to the extent such employment would constitute Good Reason; or

(h)
upon the formation of a joint venture or other business entity in which the Company or a subsidiary will directly or indirectly own some outstanding voting or other ownership interest if a Participant is offered employment by the joint venture entity or other business entity with substantially equivalent base pay and job responsibilities, as determined by the Plan Administrator, in its sole and absolute discretion, except to the extent such employment would constitute Good Reason.

16.Severance Period means the number of months immediately following a Participant’s Termination of Employment that is determined in accordance with Article IV.1 of the Plan.

17.Final Notification Date . The date on which a Participant’s Separation Agreement would have become fully irrevocable assuming the Participant were to execute the Separation Agreement on the latest possible date available under applicable law and not revoke such Separation Agreement.

18.Termination Date. The effective date of a Participant’s Termination of Employment.

19.Termination of Employment (and correlative terms). The termination of a Participant’s employment with the Company or another Participating Corporation, and their respective subsidiaries, under any circumstances.

20.Month of Base Pay. A Participant’s monthly base salary at the time of his or her Termination of Employment, as reflected on the Company’s or another Participating

Corporation’s payroll records (before any reduction in base salary that constitutes Good Reason), and does not include bonuses, commissions, incentive compensation, overtime pay, or other additional compensation. For purposes hereof, a Participant’s base salary shall include any salary reduction contributions made on his or her behalf to any plan of the Company under Section 125 or 401(k) of the Code.

21.Years of Service. The number of consecutive twelve (12) month periods since the Participant’s last date of hire by the Company or another Participating Corporation in which the Participant is paid by the Company or such other Participating Employer for the performance of full-time services in a capacity that qualifies such Participant as an Employee. Years of Service shall be measured in full years with credit provided on a pro rata basis for partial years, counting consecutive months in which more than 15 working days were worked. Notwithstanding the foregoing, a break in service of two years or less, in compliance with the applicable conditions provided in the Crewmember BlueBook then in effect at the commencement of such break in service, shall result in periods of employment before and after such break being deemed to be consecutive, and the resumption of employment with the Company after such break shall not be considered a new date of hire for purposes of this Article. No Participant shall receive payments under the Plan for a period of employment for which the Participant has previously received payments under the Plan. Note: If the Severance Period, as calculated above, is fractional, the Severance Period shall be rounded up to a whole number. For purposes of illustration only, if a Crewmember were eligible to become a Participant and receive 6.75 Months of Base Pay, for the purposes of this Plan, said Crewmember would receive 7 Months of Base Pay and his or her Severance Period would be 7 Months.

ARTICLE III - ELIGIBILITY FOR PARTICIPATION

Eligibility to participate in the Plan is limited to those Crewmembers classified as U.S. based Employees in the records of the Participating Corporation. Notwithstanding any other provision of the Plan to the contrary, an Employee shall not be eligible to participate in the Plan and shall be excluded from coverage under the Plan if such Employee is an FAA-licensed pilot or other Crewmember with an individual written employment agreement or work group arrangement with a Participating Corporation containing a severance or termination pay provision unless such Employee or Crewmember waives any rights to such severance provisions in a manner deemed appropriate by the Plan Administrator. If an Employee is entitled to substantially similar cash benefits under local law as provided by this plan in Article IV.1, the Company’s obligations under the Plan to such Employee shall be reduced by payments made as required by applicable law. Any Crewmember terminated for Cause shall not be eligible for benefits under the Plan.

ARTICLE IV - THE AMOUNT OF SEVERANCE AND OTHER BENEFITS

Subject to the full terms and conditions of the Plan, a Participant who incurs a Severance Event will be eligible to receive:

1.
Cash severance, which, pursuant to Article V, is payable as salary continuation, for the number of Months of Base Pay set forth below based on the Participant’s job level as of the Participant’s Termination Date:

a.	Executive Vice Presidents and above: 3 Months of Base Pay for each full Year of Service, subject to a minimum of 12 Months of Base Pay and a maximum of 24 Months of Base Pay.

b.	Senior Vice Presidents: 1.5 Months of Base Pay for each full Year of Service, subject to a minimum of 12 Months of Base Pay and a maximum of 24 Months of Base Pay.

c.
Vice Presidents: 1 Month of Base Pay for each full Year of Service, subject to a minimum of 9 Months of Base Pay and a maximum of 12 Months of Base Pay; provided, however, for a Vice President who has been employed by a Participating Corporation for less than a year at the Termination of Employment, the minimum shall be 6 Months of Base Pay.

d.
Directors: 0.75 Month of Base Pay for each full Year of Service, subject to a minimum of 6 Months of Base Pay and a maximum of 12 Months of Base Pay; provided, however, for a Director who has been employed by a Participating Corporation for less than a year at the Termination of Employment, the minimum shall be 4 Months of Base Pay.

2.
Pro-rated Average Annual Bonus is an additional amount of severance equal to the product of (x) the Participant’s Average Annual Bonus, multiplied by (y) a fraction, the numerator of which is the number of full consecutive months during the calendar year in which the Participant’s Termination Date occurs in which the Participant worked on behalf of a Participating Corporation more than 15 days and the denominator of which is 12.

3.	Outstanding Equity Awards.

a.
Stock Options. If the Participant holds any outstanding stock option awards under the JetBlue 2002 Stock Incentive Plan or the JetBlue 2011 Incentive Compensation Plan (or any successor equity plan), the terms and conditions of the applicable plan and award agreements shall control the exercise, vesting, termination and forfeiture (as applicable) of such awards.

b.
Restricted Stock Units Granted Prior to 2014. If the Participant holds any outstanding Restricted Stock Unit awards under the JetBlue 2002 Stock Incentive Plan or the JetBlue 2011 Incentive Compensation Plan granted prior to February 2014, the terms and conditions of the applicable plan and award agreements shall control the vesting, termination and forfeiture (as applicable) of such awards, provided, however, that any such Restricted Stock Units that are scheduled to vest within the 11 calendar months following the calendar month of the Participant’s Termination Date shall be accelerated and settled in shares of JetBlue common stock no later than the last business day of the month following the month in which the Effective Date occurs; provided that in no event shall settlement occur later than March 15 of the calendar year following the calendar year of the Participant’s Termination Date.

c.
Restricted Stock Units Granted 2014 and After. If the Participant holds any outstanding Restricted Stock Unit awards under the JetBlue 2011 Incentive Compensation Plan (or any successor equity plan) granted on or after February 2014, the terms and conditions of the applicable plan and award agreements shall control the vesting, termination and forfeiture (as applicable) of such awards, provided, however, that any such Restricted Stock Units that are scheduled to vest within the 11 calendar months following the calendar month of the Participant’s Termination Date shall continue to vest and be settled in shares of JetBlue common stock as if the Participant were still employed by the Company; provided further, however, that any such continued vesting shall only occur if the Participant executes a Separation Agreement within the time prescribed for execution by the Separation Agreement and such Separation Agreement becomes fully irrevocable by its terms within 60 days following the Participant’s Termination Date, and any shares that would otherwise be released during such 60-day period following the Termination Date shall be released on the first business day on or next following the 65th day following the Termination Date.

d.
Performance Share Units. If the Participant holds any performance share units, under the JetBlue 2011 Incentive Compensation Plan (or any successor equity plan), the terms and conditions of the applicable plan and award agreements shall control the vesting, termination and forfeiture (as applicable) of such awards.

e.
Other Equity Awards. If the Participant holds any outstanding equity awards not described in Article IV.2.b-d under the JetBlue 2002 Stock Incentive Plan or the JetBlue 2011 Incentive Compensation Plan (or any successor equity plan), the terms and conditions of the applicable plan and award agreements shall control the exercise, vesting, termination and forfeiture (as applicable) of such awards.

4.	Additional Benefits.

a.	Medical/Dental Benefits.

(A)
For the Severance Period up to a maximum of twelve months, the Participant shall be eligible to continue to receive medical and dental benefits on the terms and conditions as if the Participant were actively employed (which includes the Participant being responsible for the Crewmember allocated portion of the cost of medical and dental benefits).

(B)
Following the time frame set forth in Article IV.4.a(A) above, and provided that the Participant is eligible for and timely elects Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), continuation coverage under the Company’s group health plan, the Participant, and where applicable, his or her spouse and eligible dependents, may receive monthly COBRA continuation coverage for so long as the Participant pays the applicable monthly COBRA cost of such continuation coverage.

(C)
Notwithstanding the foregoing, the Company reserves the right, in its discretion, to restructure the foregoing continuation coverage arrangements set forth in (A) and (B) above, in any manner reasonably intended to avoid penalties or negative tax consequences to the Company or a Participant, or to take advantage, in the Company’s discretion, of healthcare alternatives put into place at the federal or state level, as determined by the Company in its sole and absolute discretion. Coverage may be terminated during this period to the extent permitted by COBRA, and Participants and their spouses and eligible dependents will be subject to any amendments made to the applicable plans. A Participant’s period of “continuation coverage” for purposes of COBRA shall be deemed to commence immediately following the conclusion of the Participant’s Severance Period. Participants will receive additional information regarding COBRA continuation coverage at or near the conclusion of the Severance Period.

(D)
Should the Participant fail to timely sign and not revoke the Separation Agreement provided for in Article V, the Company shall have no further obligation to the Participant (other than pursuant to COBRA), and all benefits under this Article IV.4.a shall terminate at the end of the month in which the Final Notification Date occurs.

b.	Career Transition Consulting Services. Company-paid career counseling and career transition consulting services with a cost of up to:

(A)	$40,000 for Executive Vice Presidents and above,

(B)	$30,000 for Senior Vice Presidents and Vice Presidents, and

(C)	$20,000 for Directors,

from a firm selected by the Company, in accordance with Company policy. Any career counseling and career transition consulting services must be used by a Participant within one year following the Participant’s Termination Date. A Participant must contact the Company’s Vice President Crew Relations to initiate any such career counseling and transition consulting services. The Company will not pay the Participant cash in lieu of such services and will only reimburse reasonable career counseling and transition consulting services actually incurred. Any such reimbursements shall be paid no later than the last day of the third calendar year following the calendar year in which the Termination Date occurs.

5.	Withholding. All payments made under the Plan shall be subject to all applicable employment, withholding and supplemental taxes, including local and FICA.

6.
No additional benefits. In connection with a Participant’s Severance Event, the Participant shall have no rights to any benefits other than Accrued Obligations and specifically provided pursuant to the Plan. A Participant shall not receive any benefits dependent on being employed by the Company following the Termination Date and during any applicable Severance Period.

For avoidance of doubt, on and after the Termination Date, a Participant:

a.	shall have no rights to participate in any of the following, as may be in effect from time to time:

•	the JetBlue Political Action Committee;

•	the JetBlue Crewmember Crisis Fund;

•	the JetBlue Airways Corporation Crewmember Stock Purchase Plan;

b.	shall not be eligible to receive any new equity grants;

c.	shall no longer have or accrue Buddy Passes, and any Buddy Pass travel previously booked shall be cancelled effective as of the Termination Date;

d.	shall not be eligible to receive travel benefits such as TransitChek;

e.	shall not be eligible to vest in any equity or stock option awards other than pursuant to the applicable plan and award agreement or as provided above in IV.3;

f.
shall not be eligible to receive any disability benefits (long term or short term) or life insurance, other than pursuant to the terms of the applicable disability or life insurance plan, only if such disability or life insurance plan provides for benefits following the Termination Date;

g.	shall not be eligible to participate in the dependent care flexible spending account;

h.	shall not continue to accrue seniority for any reason whatsoever, including post-employment travel benefit status; and

i.	shall have no rights to further actively participate in the Company’s retirement or savings plan.

Notwithstanding the foregoing, a Participant shall be eligible to participate in the Company’s employee assistance program in effect, under the terms and conditions then applicable, during the Severance Period.

7.
No other severance. If a Participant receives payments or benefits under the Plan, such Participant shall not be entitled to receive any other severance, separation, notice or termination payments on account of his or her employment with the Company or Termination of Employment under any other plan, policy, program or agreement. If, for any reason, a Participant becomes entitled to or receives any other severance, separation, notice or termination payments on account of his or her employment with the Company or Termination of Employment, including, for example, any payments required to be paid to the Participant under any Federal, State or local law or pursuant to any agreement (except unemployment benefits payable in accordance with state law), his or her payments and benefits under the Plan will be reduced by the amount of such other payments paid or payable, to the extent such reduction is permitted under Code Section 409A and any other applicable law. A Participant shall notify the Plan Administrator if he or she receives or claims to be entitled to receive any such payment.

ARTICLE V – SEPARATION AGREEMENT;
HOW AND WHEN SEVERANCE WILL BE PAID

1.Separation Agreement and Release of claims. In order to receive any payments or benefits for which an Employee is otherwise eligible under the Plan (other than salary continuation pursuant to the first sentence of Article V.2 through the Final Notification Date), the Employee must first sign (and not timely revoke) a separation agreement and general release of claims in a form provided by JetBlue (the “Separation Agreement”), and the Separation Agreement must become effective and fully irrevocable by its terms within 60 days following the Participant’s Termination Date. Any Participant who fails to sign, in full and without modification, the Separation Agreement within such period or who revokes the Separation Agreement, shall not receive any additional payments or benefits under the Plan (other than salary continuation pursuant to the first sentence of Article V.2 through the Final Notification Date).

2.Payment of cash severance. Any cash severance amounts described in Article IV.1 hereof to which a Participant is entitled shall be paid to the Participant as salary continuance for the term of the Severance Period immediately following the Participant’s Termination Date, with all applicable withholdings, on the Company’s normal payroll cycle commencing on the first payroll date immediately following the Participant’s Termination Date. Any Pro-rated Average Annual Bonus described in Article IV.2 hereof to which a Participant is entitled shall be paid to the Participant in a lump-sum, less all applicable withholdings, no later than the last business day of the calendar month following the calendar month in which the Effective Date occurs; provided that, in no event shall such lump-sum payment be made later than March 15 of the calendar year following the calendar year of the Participant’s Termination Date. Notwithstanding anything in the Plan to the contrary, should the Participant fail to execute the Separation Agreement within the time prescribed for execution by the Separation Agreement, or withdraw his or her acceptance of the Separation Agreement, or the Separation Agreement shall otherwise fail to become irrevocable within 60 days following the Termination Date, all payments and benefits under the Plan shall cease, and no lump sum payments shall be made.

3.Equity and other benefits. Any equity payments and other benefits shall be provided as set forth in Article IV.3 and .4, subject to this Article V.

ARTICLE VI – ADMINISTRATION AND CLAIMS

1.    Administration. The Plan is administered and operated by the Plan Administrator and the Plan Appeals Committee (with respect to decisions relating to denied claims for benefits), each of which has complete and final responsibility and authority, in its sole discretion, with respect to matters within its jurisdiction, for the administration of the Plan, including, without limitation, the authority to interpret and apply the provisions of the Plan and construe all of the Plan’s terms (and any related or underlying documents or policies); to authorize payment and provision of severance pay and benefits under the Plan; to determine the eligibility for, and amount of, severance pay and benefits due under the Plan to Participants and their beneficiaries; to establish and enforce such rules and regulations as the Plan Administrator or Plan Appeals

Committee shall deem proper for the efficient administration of the Plan, to correct any defect, supply any omission or reconcile any inconsistency in the Plan. All such interpretations, determinations and other actions of the Plan Administrator or the Plan Appeals Committee (with respect to decisions relating to denied claims for benefits) shall be final, conclusive and binding upon all Participants and any other parties and persons affected thereby. The Plan Administrator may, in writing, appoint one or more individuals and specifically delegate such of its powers and duties as it deems desirable to any such individual(s), in which case every reference herein made to the Plan Administrator shall be deemed to mean or include the appointed individual(s) as to matters within their jurisdiction.

2.    Claim for severance pay or benefits. Any Employee who has a Termination of Employment and believes that he or she is eligible to receive severance pay or other benefits under the Plan may submit a written claim for such pay or benefits with the Plan Administrator within 60 days following such Termination of Employment.
3.    Claims procedure. Any claim by a Participant or any other Employee or former Employee (“Claimant”) with respect to eligibility, participation, benefits or payments under the Plan, or other aspects of the operation of the Plan shall be made in writing to the Plan Administrator or such other person designated by the Plan Administrator from time to time for such purpose. The Plan Administrator or its delegee shall review all claims for benefits under the Plan and shall give due consideration to all claims presented. The Plan Administrator or designated person receiving a claim shall notify the Claimant in writing (which may be transmitted electronically) of its decision on the claim within 90 days after receipt thereof. In the event of special circumstances, the 90-day period may be extended for a period of up to 90 days (for a total of 180 days). If the initial 90-day period is extended, the Plan Administrator or its designee shall notify the Claimant in writing (which may be transmitted electronically) within 180 days of receipt of the claim. Such notice of extension shall indicate the special circumstances requiring such extension of time and provide the date by which the Plan Administrator expects to make a determination with respect to such claim.
Any adverse benefit determination with respect to a Claimant’s claim for a benefit shall be stated in writing (which may be transmitted electronically) and shall state clearly, in language calculated to be understood by the Claimant:
a)the specific reason or reasons for the adverse benefit determination;
b)references to the specific provisions of the Plan on which the adverse     benefit determination is based;
c)a description of the additional material or information (if any) that the Claimant shall provide to the Plan Administrator in order for the Plan Administrator to reconsider the claim and an explanation of why such material or information is necessary; and
d)a description of the appeals procedures under the Plan, and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

For purposes of the Plan, an “adverse benefit determination” is any of the following: a denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, a benefit, including any such denial, reduction, termination, or failure to provide or make payment that is based on a determination of a Participant's or beneficiary's eligibility to participate in the Plan.
4.    Appealing benefit claims. A Claimant may appeal an adverse benefit determination with respect to his claim by submitting a written request for review to the Plan Appeals Committee, within 60 days after receipt of written notice of such adverse benefit determination. The Plan Appeals Committee shall then review such claim. A Claimant or his authorized representative may (a) upon request and free of charge, be provided with reasonable access to, and copies of the Plan document and all other relevant documents, records and other information relevant to the Claimant’s claim, and (b) submit written comments, documents, records and other information relating to such claim. The review of the claim determination shall take into account all comments, documents, records and other information submitted by the Claimant relating to his claim, without regard to whether such information was submitted or considered in the initial claim determination.
If the Claimant appeals in accordance with the foregoing, the Plan Appeals Committee shall render its final decision on the Claimant’s claim, setting forth the specific reasons therefor in writing (which may be transmitted electronically), within 60 days after the Plan Appeals Committee’s receipt of the request for review, but this period may be extended by the Plan Appeals Committee for up to an additional 60 days in special circumstances. Written notice (which may be transmitted electronically) of any such extension of time, including the nature of such special circumstances and the date by which the Plan Appeals Committee expects to render its decision, shall be sent to the Claimant. In the case of an adverse benefit determination on review, the written notice (which may be transmitted electronically) to the Claimant of the Plan Appeals Committee’s decision on review shall state clearly, in language calculated to be understood by the Claimant:
(a)the specific reason or reasons for the adverse benefit determination on appeal;
(b) reference to specific provisions of the Plan on which the adverse benefit determination is based;
(c)a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan document and all documents, records, and other information relevant to the Claimant’s claim; and
(d) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.
A Claimant must fully exercise all appeal rights provided herein prior to bringing a civil action under Section 502(a) of ERISA. The Plan Appeals Committee’s decision on review shall be final and binding on any claimant or any successor in interest.

ARTICLE VII - MISCELLANEOUS PROVISIONS

1.Amendment and Termination. The Company reserves the right, in its sole and absolute discretion, to terminate, amend or modify the Plan, in whole or in part, at any time and for any reason, by a written resolution of its Board of Directors or its designee; provided, however, that severance payable (or which becomes payable) pursuant to the Plan to a Participant who has incurred a Termination of Employment prior to any such termination, amendment or modification of the Plan shall not be reduced by such termination, amendment or modification.

2.No Additional Rights Created. Neither the establishment of the Plan, nor any modification thereof, nor the payment of any benefits thereunder, shall be construed as giving to any Participant, Employee (or any beneficiary of either), or other person any legal or equitable right against the Company or any subsidiary thereof or any officer, director or employee respectively thereof; and in no event shall the terms and conditions of employment by the Company or of any Employee be modified or in any way affected by the Plan.

3.Records. The records of the Company with respect to Years of Service, employment history, base pay, absences, and all other relevant matters shall be conclusive for all purposes of the Plan.

4.Construction. The respective terms and provisions of the Plan shall be construed, whenever possible, to be in conformity with the requirements of ERISA, or any subsequent laws or amendments thereto. To the extent not in conflict with the preceding sentence or another provision in the Plan, the construction and administration of the Plan shall be in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York (without reference to its conflicts of law provisions).

5.    Severability. Should any provisions of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.

6.    Incompetency. In the event that the Plan Administrator finds that a Participant (or designated beneficiary) is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Plan Administrator shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such Participant (or designated beneficiary) was or would have been otherwise entitled under the Plan.

7.    Payments to a Minor. Any payments to a minor from the Plan may be paid by the Plan Administrator in its sole and absolute discretion (a) directly to such minor; (b) to the legal or natural guardian of such minor; (c) to a trust, as the Plan Administrator may be so directed by a court having jurisdiction or (d) to any other person, whether or not appointed guardian of the minor, who shall have the care and custody of such minor. The receipt by such individual shall be a complete discharge of all liability under the Plan therefor.

8.Plan Not a Contract of Employment. Nothing contained in the Plan shall be held or construed to create any liability upon the Company or any subsidiary thereof to retain any Employee in its service. All Employees shall remain subject to discharge or discipline to the same extent as if the Plan had not been put into effect. An individual who is receiving severance under the Plan shall not be considered an Employee immediately following his or her Termination of Employment. All Employees shall continue to be “at will” employees of the Company or its applicable subsidiary. Nothing in the Plan shall create or be deemed to create a right to employment.

9.Financing. The benefits payable under the Plan shall be paid out of the general assets of the Company or its subsidiaries. No Participant or any other person shall have any interest whatsoever in any specific asset of the Company. To the extent that any person acquires a right to receive payments under the Plan, such right shall not be secured by any assets of the Company or any subsidiary thereof.

10.Nontransferability. In no event shall the Company make any payment under the Plan to any assignee or creditor of a Participant, except as otherwise required by law. A Participant shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of or transfer any interest or payment under the Plan, nor shall rights be assigned or transferred by operation of law otherwise than by will or by the laws of descent and distribution.

11.Section 409A.

(a)To the fullest extent practicable, amounts and other benefits payable under the Plan are intended to be comply with or be exempt from Code Section 409A, and the Plan and any associated documents shall be interpreted and construed in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A. Any terms of the Plan that are undefined or ambiguous shall be interpreted in a manner that complies with Code Section 409A to the extent necessary to comply with Code Section 409A. If for any reason, such as imprecision in drafting, any provision of the Plan does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted in a manner consistent with such intent. If, notwithstanding the foregoing provisions of this paragraph, any provision of the Plan would cause a Participant to incur any additional tax or interest under Code Section 409A, the Company shall interpret or reform such provision in a manner intended to avoid the incurrence by the Participant of any such additional tax or interest; provided that the Company shall maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without violating the provisions of Code Section 409A.

(b)
A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits that may be considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of the Plan, references to a “Termination of Employment,” “termination” or like terms shall mean such a separation from service. The determination of whether and when a separation from service has occurred for purposes of the Plan shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.

(c)
Any provision of the Plan to the contrary notwithstanding, if at the time of a Participant’s separation from service, the Company determines that the Participant is a “specified employee,” within the meaning of Code Section 409A, based on an identification date of December 31, then to the extent any payment or benefit that the Participant becomes entitled to under the Plan on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (i) six (6) months and one day after such separation from service, and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph shall be paid or provided to the Participant in an immediate lump-sum and any remaining payments and benefits due under the Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d)
Any reimbursements and in-kind benefits provided under the Plan that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, without limitation, that (i) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under the Plan be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse, or the in-kind benefits that the Company is obligated to pay or provide, in any other calendar year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; (iii) the Participant’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Participant’s remaining lifetime (or if longer, through the sixth (6th) anniversary of the commencement date of such obligations).

(e)	For purposes of Code Section 409A, a Participant’s right to receive any payments under the Plan shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under the Plan specifies a payment period with reference to a number of days (for example, “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made under the Plan, to the extent such payment is subject to Code Section 409A.

(f)
The Company makes no representation or warranty and shall have no liability to any Participant or any other person if any provisions of the Plan are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, Code Section 409A.

12.Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

13.Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

14.No Tax Gross Ups; Section 280G.

(a)	Nothing in the Plan shall be construed to entitle any Participant to receive tax gross up payments of any kind in connection with payments or benefits received under the Plan.

(b)
Notwithstanding any provision of the Plan to the contrary, in the event that any amount or benefit to be paid or provided under the Plan or otherwise to a Participant constitutes a “parachute payment” within the meaning of Section 280G of the Code, and but for this provision, would be subject to the excise tax imposed by Section 4999 of the Code, then the totality of those amounts shall be either: (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by the Participant on an after-tax basis of the greatest amount of such payments and benefits, notwithstanding that all or some portion of such amount may be taxable under Section 4999 of the Code. Any determination required under this provision shall be made in writing by a firm of independent public accountants or a law firm selected by the Company (the “Accountants”), whose determination shall be conclusive and binding upon the Participant and the Company for all purposes. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision. Any reduction of any amount required by this provision shall occur in the following order: (1) reduction of cash payments to the Participant under Article IV.1 of the Plan; (2) reduction of any accelerated vesting of equity awards under Article IV.2 of the Plan; (3) reduction of any accelerated vesting of any other Company equity awards held by the Participant; and (4) reduction of any other benefits paid or provided to the Participant.
15.Rehire.  In the event the Participant is rehired, in any capacity, by a Participating Corporation during the period Participant is receiving pay and/or benefits under a Separation Agreement, Participant agrees and consents (by Participant’s acceptance of pay and/or benefits under such Separation Agreement) that: (a) all then-outstanding pay and/or benefits due Participant under the Separation Agreement shall terminate on the date of Employee’s rehire with the Participating Corporation; (b) Participant waives and will have no further right to any then-outstanding pay and/or benefits under the Separation Agreement as of the date of Participant’s rehire with the Participating Corporation; and (c) Participant fully releases the Participating Corporation from any and all liability in connection with any pay and/or benefits cancelled, forfeited or otherwise terminated as a result of Participant’s rehire with the Participating Corporation.
16.    Claw back. In addition to any compensation recovery (claw back) which may be required under any agreement between the Company or its subsidiary and a Participant, law or regulation (including but not limited to any claw back required by Section 954 of the Dodd-Frank Act), each Participant is deemed to acknowledge and agree that any amounts or benefits paid or provided under the Plan is deemed to be subject to any claw back or forfeiture requirements as set forth in the Company’s corporate governance guidelines or policies and to any similar successor provisions as may be in effect from time to time, including by reason of guidelines or policies adopted following the date of the Participant’s Severance Event.
17.    Reduction for outstanding indebtedness. To the extent permitted by Section 409A of the Code and other applicable law, any cash severance to which a Participant is otherwise entitled pursuant to the Plan shall be reduced by any amounts outstanding under any indebtedness, obligations or liabilities owed by the Participant to the Company or any subsidiary of the Company.
18.     Limitations Period and Venue. Following the appeals process described herein, any legal action under this Plan may only be brought in the Federal District Courts in the Eastern District of New York. Any such claims must be brought by no later than the one year anniversary of the Plan Appeals Committee's determination. No claim for benefits may be brought after such date.

ARTICLE VIII - WHAT ELSE A PARTICIPANT SHOULD KNOW
ABOUT THE PLAN

1.    Your Rights Under ERISA.    As a participant in the JetBlue Airways Corporation Severance Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan Participants shall be entitled to:

RECEIVE INFORMATION ABOUT YOUR PLAN AND BENEFITS

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the plan, including insurance contracts, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series) filed and an updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.
PRUDENT ACTIONS BY PLAN FIDUCIARIES
In addition to creating rights for plan Participants ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a severance benefit or exercising your rights under ERISA.
ENFORCE YOUR RIGHTS
If your claim for a severance benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report (Form 5500 Series) from the Plan and do not receive them within 30 days, you may file suit in a Federal Court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a State or Federal Court.
If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal Court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the persons you have sued to pay these cost and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
ASSISTANCE WITH YOUR QUESTIONS
If you have any questions about your plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in you telephone directory or the Division of Technical Assistance and Inquiries. Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. Additional information may also be obtained from its web site at http://www.dol.gov/ebsa. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

4.    Plan Document / Summary Plan Description. This document shall constitute both the plan document and summary plan description of the Plan and shall be distributed to all Employees in this electronic form.

5.    Other Important Facts.

NAME OF THE PLAN:	JetBlue Airways Corporation Severance Plan

NAME AND ADDRESS OF

EMPLOYER / PLAN SPONSOR:	JetBlue Airways Corporation
27-01 Queens Plaza North
Long Island City, NY 11101

EMPLOYER IDENTIFICATION

NUMBER (EIN):	87-0617894

PLAN NUMBER:	[NUMBER]

TYPE OF PLAN:	Employee Welfare Benefit Plan – Severance Plan

PLAN YEAR:	January 1 – December 31

PLAND FUNDING:	Company provides severance benefits from its general assets

TYPE OF ADMINISTRATION:	Employer Administered

PLAN ADMINISTRATOR:	Vice President Crew Relations
JetBlue Airways Corporation
27-01 Queens Plaza North
Long Island City, NY 11101
718-286-7900

PLAN APPEALS COMMITTEE:	Vice President Compensation and Benefits,
Vice President Litigation and
Director, Corporate Counsel (Securities, Corporate Governance and Compliance)
JetBlue Airways Corporation
27-01 Queens Plaza North
Long Island City, NY 11101
718-286-7900

AGENT FOR SERVICE OF

LEGAL PROCESS:	General Counsel
JetBlue Airways Corporation
27-01 Queens Plaza North

Long Island City, NY 11101

EFFECTIVE DATE:	_____________, 2014

The Plan Administrator keeps records of the Plan and is responsible for the administration of the Plan. The Plan Administrator will also answer any questions you may have about the Plan.

Service of legal process may be made upon the Plan Administrator.

No individual may, in any case, become entitled to additional benefits or other rights under the Plan after the Plan is terminated. Under no circumstances, will any benefit under the Plan ever vest or become nonforfeitable, except as provided in Article VII.1.

Severance pay is subject to all applicable employment, withholding, and supplemental taxes, including local and FICA and any other withholdings mandated by law.

SCHEDULE A Corporations Participating In the Severance Plan

JetBlue Airways Corporation